EX-16.12.a

[STRADLEY RONON STEVENS & YOUNG, LLP LETTERHEAD]

November 19, 2012

Board of Trustees
Nationwide Mutual Funds
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406

Board of Trustees
The UBS Funds
One North Wacker Drive
Chicago, Illinois 60606

Re:
Agreement and Plan of Reorganization, made as of the 2nd day of July 2012 (the “Agreement”), by and between the Nationwide Mutual Funds (the “NMF Trust”), a statutory trust created under the laws of the State of Delaware, on behalf of its series of shares of beneficial interest as listed in column 1 of Schedule I hereto (each such series of shares, an “Acquiring Fund,” and together, the “Acquiring Funds”) and The UBS Funds (the “UBS Trust”), a statutory trust created under the laws of the State of Delaware, on behalf of certain of its series of shares of beneficial interest as listed in column 2 of Schedule I hereto (each, a “Target Fund” and, together, the “Target Funds”).

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of the reorganization of each Target Fund (the “Reorganization”), which will consist of: (i) the acquisition by the NMF Trust on behalf of the Acquiring Fund of all of the property, assets and goodwill of the Target Fund in exchange solely for shares of beneficial interest, no par value, of the Acquiring Fund identified on Schedule I (the “Acquiring Fund Shares”); (ii) the assumption by the NMF Trust on behalf of the Acquiring Fund of all of the liabilities of the Target Fund; (iii) the distribution of the Acquiring Fund Shares to the holders of the shares of the Target Fund (the “Target Fund Shares”) according to their respective interests in complete liquidation of the Target Fund; and (iv) the dissolution of the Target Fund as soon as practicable after the Closing, all upon and subject to the terms and conditions of the Agreement.

Each Acquiring Fund is a shell series, without assets or liabilities, created for the purpose of acquiring the assets and liabilities of its corresponding Target Fund.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

Board of Trustees, Nationwide Mutual Funds
Board of Trustees, The UBS Funds
November 19, 2012

In rendering our opinion, we have reviewed and relied upon:  (a) a copy of the executed Agreement, dated July 2, 2012; (b) the combined proxy statement/prospectus, dated August 8, 2012, provided to shareholders of each Target Fund in connection with the Reorganization; (c) certain representations concerning the Reorganizations made to us by the Acquiring Funds and the Target Funds, in letters dated November 19, 2012 (the “Representation Letters”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed that each Target Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, each Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided each Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Agreement and the statements in the Representation Letters for the Target Funds and Acquiring Funds, it is our opinion with respect to each Target Fund and its corresponding Acquiring Fund that for federal income tax purposes:

(1)           The acquisition by the Acquiring Fund of all of the assets of the Target Fund, as provided for in the Agreement, in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Target Fund and the Acquiring Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(2)           No gain or loss will be recognized by the Target Fund upon the transfer of all of its assets to, and assumption of all of its liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code.

(3)           No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Target Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund pursuant to Section 1032(a) of the Code.

(4)           No gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund Shares by the Target Fund to its shareholders in complete liquidation (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.

Board of Trustees, Nationwide Mutual Funds
Board of Trustees, The UBS Funds
November 19, 2012

(5)           The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Target Fund immediately prior to the transfer pursuant to Section 362(b) of the Code.

(6)           The holding periods of the assets of the Target Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Target Fund pursuant to Section 1223(2) of the Code.

(7)           No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund Shares solely for the Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

(8)           The aggregate tax basis of the Acquiring Fund Shares received by a shareholder of the Target Fund (including fractional shares to which the shareholder may be entitled) will be the same as the aggregate tax basis of the Target Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

(9)           The holding period of the Acquiring Fund Shares received by a shareholder of the Target Fund (including fractional shares to which the shareholder may be entitled) will include the holding period of the Target Fund Shares exchanged therefor, provided that the shareholder held the Target Fund Shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

(10)           The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code.

Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the NMF Trust, on behalf of each Acquiring Fund, and the UBS Trust, on behalf of each Target Fund, of their respective undertakings in the Agreement and the Representation Letters. Our opinion is limited to the federal income tax consequences of the Reorganizations set forth above, and we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganizations on any transaction not consummated in accordance with the Agreement and/or the effect, if any, of any such other transaction on the Reorganizations.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of each Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of

Board of Trustees, Nationwide Mutual Funds
Board of Trustees, The UBS Funds
November 19, 2012

Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganizations.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

/s/ STRADLEY RONON STEVENS & YOUNG, LLP

SCHEDULE I

Column 1: Acquiring Funds	Column 2: Corresponding Target Funds
Nationwide Global Equity Fund Class A Class C Institutional Class	UBS Global Equity Fund Class A Class C Class Y
Nationwide High Yield Bond Fund Class A Class C Institutional Class	UBS High Yield Fund Class A Class C Class Y